    Filed herewith are pro forma financial statements reflecting the historical consolidated financial statements of IMED Corporation ("IMED"), a wholly-owned subsidiary of Advanced Medical, Inc. ("Advanced Medical" or the "Registrant") and IVAC Holdings, Inc. ("IVAC Holdings" or after the Merger (as defined below) the "Company," or collectively with its subsidiaries other than River Medical, Inc. ("River"), the operations of which were discontinued in June 1996 (the "River Divestiture"), "IVAC"). The financial data with respect to IMED and its subsidiaries does not include the separate financial data of the Registrant. Pro forma data of the Registrant (including IMED and its subsidiaries) and IVAC Holdings will be filed in a subsequent filing on Form 8-K.

    The pro forma financial statements have been prepared in connection with the Agreement and Plan of Merger dated as of August 23, 1996 (the "Merger Agreement"), by and among IMED, IMED Merger Sub, Inc., a wholly-owned subsidiary of IMED ("Merger Sub"), IVAC Holdings, IVAC Medical Systems, Inc. ("IVAC Medical Systems"), a wholly-owned subsidiary of IVAC Holdings, and certain stockholders of IVAC Holdings ("Participating Stockholders"). Pursuant to the Merger Agreement and in connection with a series of mergers and asset transfers, the operations of IMED and IVAC Medical Systems will be transferred to IVAC Holdings and IVAC Holdings will become an indirect, wholly-owned subsidiary of the Registrant (collectively, the "Merger"), subject to certain closing conditions including, among other things, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. In connection with the Merger, the parties will (i) pay the cash portion of the merger consideration under the Merger Agreement, (ii) refinance (the "Refinancing") IMED's and IVAC's existing bank indebtedness, including IMED's existing credit agreement with General Electric Capital Corporation, as amended (the "IMED Existing Credit Facility"), (iii) seek to repurchase all of IVAC Medical Systems' outstanding 9 1/4% Senior Notes due 2002 (the "Existing Senior Notes") via a tender offer to purchase such for cash and a related consent solicitation (the "Debt Tender Offer and Consent Solicitation") to modify certain terms of the indenture governing the Existing Senior Notes, (iv) repay the 13.2% Junior Subordinated Notes due 2006 of IVAC Holdings (the "Junior Notes Repayment"), and (v) pay other fees and expenses in connection with these transactions, using (a) the net proceeds of a capital contribution ("Capital Contribution") of approximately $20.0 million from the Registrant to IMED, (b) the net proceeds of an offering ("Offering") to be made by IMED of certain notes (the "Notes") pursuant to an offering memorandum (the "Offering Memorandum"), and
(c) expected borrowings of $227.0 million under a new credit facility (the "New Credit Facility") consisting of a term loan facility and a revolving credit facility. Adjustments to the pro forma financial statements include giving effect to the Merger, the Offering, the Capital Contribution, the Refinancing, the Debt Tender Offer and Consent Solicitation and the Junior Notes Repayment (collectively, the "Transactions"), payment of related transaction fees and expenses and the River Divestiture.

    In addition, following the closing of the Merger (the "Merger Closing") and of the other Transactions described above, it is anticipated that the Registrant will initiate actions to redeem its 15% Subordinated Debentures due 1999 at the redemption price provided for in the indenture governing the 15% Subordinated Debentures (110% of principal amount plus applicable accrued interest).

    Any securities to be offered as contemplated above will not be and have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements.

          PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                (UNAUDITED)


PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     The following Pro Forma Condensed Consolidated Balance Sheet at September 30, 1996 reflects the historical consolidated balance sheets of IMED and IVAC Holdings, adjusted to give effect to the Transactions (assuming that all Existing Senior Notes are tendered in the Debt Tender Offer and Consent Solicitation), as if such transactions had occurred at September 30, 1996. The IVAC Holdings historical balance sheet at September 30, 1996 includes adjustments required to record the River Divestiture, including the write-down of River's assets to their estimated fair value and the accrual of discontinuation costs of $6.2 million.

     At the date of closing, the Company will account for the Merger as a purchase and all required purchase accounting adjustments to record assets and liabilities at their estimated fair values will be made based on the actual purchase price and actual levels of the IVAC Holdings assets acquired and liabilities assumed. The purchase price of the Merger is subject to adjustment based on certain factors such as the total IVAC Holdings cash and debt balances at the Merger Closing. Any adjustment to the purchase price will affect the amount allocated to intangible assets and will affect the amortization of intangibles in subsequent periods.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER DATA

     The following Pro Forma Condensed Consolidated Statements of Operations and Other Data for the year ended December 31, 1995 and nine months ended September 30, 1995 are based on the respective historical consolidated statements of operations of IMED and IVAC Holdings, adjusted to give effect to the Transactions and the River Divestiture, as if such transactions had occurred on January 1, 1995.

     The following Pro Forma Condensed Consolidated Statement of Operations and Other Data for the nine months ended September 30, 1996 is based on the historical unaudited results of operations of IMED and IVAC Holdings, adjusted to give effect to the Transactions and the River Divestiture, as if such-transactions had occurred on January 1, 1996.

     The Pro Forma Condensed Consolidated Statements of Operations and Other Data reflect certain cost savings that management has identified related to elimination of duplicative costs for functional areas and facilities. However, the Pro Forma Condensed Consolidated Statements of Operations and Other Data do not reflect certain additional cost savings and synergies that management has identified related to areas such as vendor consolidation and research and development costs (other than in connection with facilities consolidations).

     The unaudited pro forma financial statements are based on assumptions the Company believes are reasonable, including those related to cost savings arising from the Company's integration plans, and which the Company believes are both factually supportable and directly attributable to the Merger. Such unaudited pro forma financial data should be read in conjunction with the Consolidated Financial Statements of IMED and IVAC Holdings and the respective accompanying notes thereto included elsewhere in this Offering Memorandum.

     The following pro forma financial data are not necessarily indicative of the Company's results of operations that might have occurred had such transactions been completed at the beginning of the periods specified, and do not purport to represent what the Company's consolidated results of operations might be for any future period.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



                                                                                          AT SEPTEMBER 30, 1996

                                                               --------------------------------------------------------------------
                                                                               IVAC                    TRANSACTIONS       COMPANY
                                                                  IMED       HOLDINGS     COMBINED      ADJUSTMENTS      PRO FORMA

                         ASSETS
Current Assets:
 Cash and cash equivalents..............................       $     851    $  10,447    $  11,298    $   220,500(A)     $   1,101
                                                                                                          168,250(B)
                                                                                                        (230,750)(C)
                                                                                                        (180,197)(D)
                                                                                                           20,000(E)
                                                                                                          (8,000)(F)
 Receivables, net.......................................          24,714       52,469       77,183                          77,183
 Inventory..............................................          20,339       39,646       59,985         10,000(C)        69,985
 Prepaid expenses and other current assets..............           3,246        2,490        5,736          8,000(C)        16,436
                                                                                                            2,700(G)
                                                               ---------    ---------    ---------                       ---------
  Total current assets..................................          49,150      105,052      154,202                         164,705
Net investment in sales type and direct financing
 leases and long-term contract receivables..............          13,559       18,232       31,791                          31,791
Property, plant and equipment, net......................          14,212       44,966       59,178                          59,178
Other non-current assets................................           5,072        1,626        6,698          6,500(A)        39,251
                                                                                                            6,750(B)
                                                                                                           20,000(C)
                                                                                                            (697)(D)
Intangible assets.......................................          48,344       21,105       69,449        244,091(C)       313,540
                                                               ---------    ---------    ---------                       ---------
  Total assets..........................................       $ 130,337    $ 190,981    $ 321,318                       $ 608,465
                                                               ---------    ---------    ---------                       ---------
                                                               ---------    ---------    ---------                       ---------

     LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:

 Accounts payable.......................................       $   8,255    $  13,703    $  21,958                       $  21,958
 Accrued expenses and other liabilities.................          13,043       49,643       62,686    $  (11,000)(C)        68,097
                                                                                                            3,589(D)
                                                                                                            8,000(F)
                                                                                                          (6,000)(H)

 Short-term debt and current portion of long-term
 debt...................................................             149       17,534       17,683        (1,500)(A)         4,183
                                                                                                           15,000(D)
                                                               ---------    ---------    ---------                       ---------
  Total current liabilities.............................          21,447       80,880      102,327                          94,238
Long-term debt..........................................          19,865      142,955      162,820      (225,500)(A)       406,462
                                                                                                        (175,000)(B)
                                                                                                          (4,750)(C)
                                                                                                          161,608(D)
Other non-current liabilities...........................           1,532        2,737        4,269                           4,269
                                                               ---------    ---------    ---------                       ---------
  Total liabilities.....................................          42,844      226,572      269,416                         504,969

Common stock and capital in excess of par...............          77,058       33,855      110,913         33,855(C)        97,058
                                                                                                         (20,000)(E)
Retained earnings/(accumulated deficit).................          10,226      (70,166)     (59,940)      (70,166)(C)         6,229
                                                                                                              697(D)
                                                                                                          (2,700)(G)
                                                                                                            6,000(H)
Cumulative translation adjustment and other.............             209          720          929            720(C)           209
                                                               ---------    ---------    ---------                       ---------
  Total stockholder's equity (deficit)..................          87,493      (35,591)      51,902                         103,496
                                                               ---------    ---------    ---------                       ---------
  Total liabilities and stockholder's equity............       $ 130,337    $ 190,981    $ 321,318                       $ 608,465
                                                               ---------    ---------    ---------                       ---------
                                                               ---------    ---------    ---------                       ---------


    See accompanying notes to Pro Forma Condensed Consolidated Balance Sheet.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(A) Reflects receipt of gross proceeds of $227,000 from the initial borrowing under the New Credit Facility, net of issuance costs of $6,500 which have been included in other non-current assets.

     New Credit Facility consists of the following:

          Term loan facilities..................................  $215,000
          Revolving credit facility.............................    12,000
                                                                  --------
              Total New Credit Facility.........................   227,000
          Current portion.......................................     1,500
                                                                  --------
          Long-term.............................................  $225,500
                                                                  --------
                                                                  --------

(B) Reflects receipt of gross proceeds of $175,000 from the issuance of the Notes, net of $5,250 of selling commissions and $1,500 of offering expenses which have been reflected as debt issuance costs and included in other non-current assets.

(C)  Reflects the allocation of the total Merger cost:

          Cash Merger Consideration.............................  $225,000
          Estimated transaction fees in addition to
            debt issuance costs.................................     5,750
                                                                  --------
            Total cash payments in connection with Merger.......   230,750
                                                                  --------
          Elimination of book value of net assets acquired:
          Common stock and capital in excess of par.............   (33,855)
          Accumulated deficit...................................    70,166
          Cumulative translation adjustment and other...........      (720)
                                                                  --------
            Net stockholders' deficit...........................    35,591
                                                                  --------
              Excess of cost over book value....................  $266,341
                                                                  --------
                                                                  --------
          Allocation of excess cost over book value:
          Amount assigned to inventory..........................  $ 10,000
          Deferred tax assets-current...........................     8,000
          Deferred tax assets-non-current.......................    20,000
          Severance, bonus and restructuring related to IVAC
            personnel and facilities (see Note (H) below for
            IMED restructuring charges).........................   (11,000)
          Premium payable in connection with the Debt Tender
            Offer and Consent Solicitation......................    (4,750)
          Amount assigned to intangible assets..................   244,091
                                                                  --------
            Total............................................... $ 266,341
                                                                  --------
                                                                  --------

                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(D) Reflects the retirement of the following long-term and current debt obligations and related accrued interest:

                                                              ACCRUED
                                                      DEBT    INTEREST   TOTAL
          Current debt:
          IVAC existing credit facility............ $ 15,000  $   165  $ 15,165
                                                    --------  -------  --------
          Long term debt:
          Existing Senior Notes (including
            redemption premium and consent
            fees of $4,750)........................  104,750    3,248   107,998
          Junior Subordinated Notes of IVAC
            Holdings...............................   37,324       --    37,324
          IMED Existing Credit Facility (1)........   19,534      176    19,710
                                                    --------  -------  --------
             Total long-term debt..................  161,608    3,424   165,032
                                                    --------  -------  --------
             Total current and long-term debt...... $176,608  $ 3,589  $180,197
                                                    --------  -------  --------
                                                    --------  -------  --------
------------------------------
(1) The Pro Forma Condensed Consolidated Balance Sheet also includes the write-off of related unamortized debt issuance costs of $697.

(E)  Reflects the Capital Contribution from Advanced Medical.

(F) Reflects $8,000 payment to Eli Lilly and Company ("Lilly") which is anticipated to be made by IVAC Holdings prior to the consummation of the Merger and will be paid from existing cash balances and/or with borrowings under IVAC's existing credit facility.

(G) Reflects tax benefit at an estimated statutory rate of 40% related to IMED restructuring costs of $6,000 and $697 write-off of unamortized debt issuance costs related to IMED's Existing Credit Facility.

(H) Reflects $6,000 non-recurring restructuring charge related to the closure of certain IMED facilities and severance payments.



    PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)
                                                                    YEAR ENDED DECEMBER 31, 1995
                                          ---------------------------------------------------------------------------------
                                                                                                RIVER
                                                                    IVAC                     DIVESTITURE    TRANSACTIONS   COMPANY
                                                       IMED       HOLDINGS      COMBINED    ADJUSTMENTS(A)  ADJUSTMENTS   PRO FORMA
Net sales...............................            $ 112,551   $  240,971     $ 353,522      $     (794)                  $352,728
Cost of sales...........................               63,270      157,869       221,139          (5,357)   $(6,600)(B)     209,182
                                                    ---------   ----------     ---------                                   --------
Gross margin............................               49,281       83,102       132,383                                    143,546
                                                    ---------   ----------     ---------                                   --------
Selling and marketing...................               16,567       43,994        60,561          (3,006)      (2,850)(B)    54,705
General and administrative..............                8,893       28,381        37,274          (3,478)       8,136(C)     41,032
                                                                                                                 (900)(B)
Research and development................                7,386       12,083        19,469            (790)        (250)(B)    18,429
Purchased research and development......                   --       22,883        22,883         (12,755)                    10,128
Restructuring...........................                   --        5,944         5,944            (103)                     5,841
Other operating expense, net............                   --        1,497         1,497                                      1,497
                                                    ---------   ----------     ---------                                   --------
  Total operating expenses..............               32,846      114,782       147,628                                    131,632
                                                    ---------   ----------     ---------                                   --------
  Income (loss) from operations.........               16,435      (31,680)      (15,245)                                    11,914
                                                    ---------   ----------     ---------                                   --------
Other income (expense):
  Interest income (D)...................                2,361        3,506         5,867                                      5,867
  Interest expense......................               (2,052)     (27,969)      (30,021)            163      (38,263)(E)   (45,112)
                                                                                                               23,009 (F)
  Other, net............................                 (379)          --          (379)                                      (379)
                                                    ---------   ----------     ---------                                   --------
                                                          (70)     (24,463)      (24,533)                                   (39,624)
                                                    ---------   ----------     ---------                                   --------
Income (loss) before income taxes.......               16,365      (56,143)      (39,778)                                   (27,710)
Provision for (benefit from) income
  taxes.................................                8,099         (378)        7,721           3,831       (7,952)(G)     3,600
                                                    ---------   ----------     ---------      ----------    ---------      --------
Net income (loss).......................            $   8,266   $  (55,765)    $ (47,499)     $   21,027    $  (4,838)     $(31,310)
                                                    ---------   ----------     ---------      ----------    ---------      --------
                                                    ---------   ----------     ---------      ----------    ---------      --------
OTHER DATA:
  Income (loss) from operations.........            $  16,435   $  (31,680)    $ (15,245)     $   24,695    $   2,464      $ 11,914
  Depreciation and amortization.........                6,542       20,950        27,492          (1,199)       7,336        33,629
  Technology license fee to Advanced
    Medical (H).........................                   --           --            --                        1,100         1,100
  Inventory purchase accounting
    adjustment..........................                   --       14,774        14,774                                     14,774
  Restructuring.........................                   --        5,944         5,944            (103)                     5,841
  Purchased research and
    development.........................                   --       22,883        22,883         (12,755)                    10,128
  Lease/contract interest income........                2,361        3,013         5,374                                      5,374
                                                    ---------   ----------     ---------      ----------    --------       --------
  Adjusted EBITDA.......................            $  25,338   $   35,884     $  61,222      $   10,638    $  10,900      $ 82,760
                                                    ---------   ----------     ---------      ----------    ---------      --------
                                                    ---------   ----------     ---------      ----------    ---------      --------


    See accompanying notes to Pro Forma Condensed Consolidated Statements of
                        Operations and Other Data.

    PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA.
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                            NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                -----------------------------------------------------------------------------------
                                                                                             RIVER
                                                              IVAC                         DIVESTITURE    TRANSACTIONS   COMPANY
                                                IMED        HOLDINGS       COMBINED       ADJUSTMENTS(A)  ADJUSTMENTS   PRO FORMA

Net sales. . . . . . . . . . . . . . . . .    $  83,012      $ 174,663      $ 257,675      $    (555)                    $ 257,120
Cost of sales. . . . . . . . . . . . . . .       46,633        118,255        164,888         (3,404)     $  (4,950)(B)    156,534
                                             ----------     ----------     ----------                                   ----------
Gross margin . . . . . . . . . . . . . . .       36,379         56,408         92,787                                      100,586
                                             ----------     ----------     ----------                                   ----------

Selling and marketing. . . . . . . . . . .       12,965         32,470         45,435         (2,235)        (2,137)(B)     41,063
General and administrative . . . . . . . .        6,502         18,529         25,031         (2,254)         6,102 (C)     28,204
                                                                                                               (675)(B)
Research and development . . . . . . . . .        5,603         10,111         15,714           (642)          (188)(B)     14,884
Purchased research and development . . . .           --         19,883         19,883         (9,755)                       10,128
Restructuring. . . . . . . . . . . . . . .           --          4,460          4,460           (103)                        4,357
                                             ----------     ----------     ----------                                   ----------
    Total operating expenses . . . . . . .       25,070         85,453        110,523                                       98,636
                                             ----------     ----------     ----------                                   ----------
    Income (loss) from operations. . . . .       11,309        (29,045)       (17,736)                                       1,950
                                             ----------     ----------     ----------                                   ----------

Other income (expense):
    Interest income (D). . . . . . . . . .        1,766          2,491          4,257                                        4,257
    Interest expense . . . . . . . . . . .       (1,647)       (20,047)       (21,694)            98        (28,697)(E)    (33,304)

                                                                                                             16,989 (F)
    Other, net. . . . . . . . . . . . . .          (307)            --           (307)                                        (307)
                                             ----------     ----------     ----------                                   ----------
                                                   (188)       (17,556)       (17,744)                                     (29,354)
                                             ----------     ----------     ----------                                   ----------
Income (loss) before income taxes. . . . .       11,121        (46,601)       (35,480)                                     (27,404)
Provision for (benefit from) income
    taxes. . . . . . . . . . . . . . . . .        5,076         (3,270)         1,806          3,831         (2,937)(G)      2,700
                                             ----------     ----------     ----------     ----------     ----------     ----------
Net income (loss). . . . . . . . . . . . .    $   6,045      $ (43,331)     $ (37,286)    $   14,105     $   (6,923)     $ (30,104)
                                             ----------     ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------     ----------

OTHER DATA:
    Income (loss) from operations. . . . .    $  11,309      $ (29,045)     $ (17,736)     $  17,838     $    1,848      $   1,950
    Depreciation and amortization. . . . .        4,889         15,094         19,983           (867)         5,502         24,618
    Technology license fee to Advanced
        Medical(H) . . . . . . . . . . . .           --             --             --                           825            825
    Inventory purchase accounting
        adjustment . . . . . . . . . . . .           --         14,774         14,774                                       14,774
    Purchased research and development . .           --         19,883         19,883         (9,755)                       10,128
    Restructuring. . . . . . . . . . . . .           --          4,460          4,460           (103)                        4,357
    Lease/contract interest income . . . .        1,766          2,130          3,896                                        3,896
                                             ----------     ----------     ----------     ----------     ----------     ----------
    Adjusted EBITDA. . . . . . . . . . . .    $  17,964      $  27,296      $  45,260    $     7,113      $   8,175      $  60,548
                                             ----------     ----------     ----------     ----------     ----------     ----------
                                             ----------     ----------     ----------     ----------     ----------     ----------


    See accompanying notes to Pro Forma Condensed Consolidated Statements of
                        Operations and Other Data.

                               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA
                                                             (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS)

                                                                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                        --------------------------------------------------------------------------------------------
                                                                                          RIVER
                                                       IVAC                            DIVESTITURE        TRANSACTIONS      COMPANY
                                        IMED         HOLDINGS         COMBINED        ADJUSTMENTS(A)       ADJUSTMENTS     PRO FORMA
Net sales. . . . . . . . . . . . . .   $81,770       $170,155         $251,925         $   (373)                           $251,552
Cost of sales. . . . . . . . . . . .    44,757         98,836          143,593           (2,787)          $  (4,950)(B)     135,856
                                       -------       --------         --------                                             --------
Gross margin . . . . . . . . . . . .    37,013         71,319          108,332                                              115,696
                                       -------       --------         --------                                             --------
Selling and marketing. . . . . . . .    13,167         28,872           42,039             (819)             (2,137)(B)      39,083
General and administrative . . . . .     7,050         17,479           24,529             (719)              6,102 (C)      29,237
                                                                                                               (675)(B)
Research and development . . . . . .     5,773          7,663           13,436             (199)               (188)(B)      13,049

Restructuring. . . . . . . . . . . .                   17,396           17,396          (17,396)                                 --
                                       -------       --------         --------                                             --------
   Total operating expenses. . . . .    25,990         71,410           97,400                                               81,369
                                       -------       --------         --------                                             --------

   Income (loss) from operations . .    11,023            (91)          10,932                                               34,327
                                       -------       --------         --------                                             --------
Other income (expense):
   Interest income(D). . . . . . . .     1,921          2,146            4,067                                                4,067
   Interest expense. . . . . . . . .    (1,119)       (13,730)         (14,849)             121             (28,776)(E)     (30,433)
                                                                                                             13,071 (F)
   Other, net. . . . . . . . . . . .       (49)            --              (49)                                                 (49)
                                       -------       --------         --------                                             --------
                                           753        (11,584)         (10,831)                                             (26,415)
                                       -------       --------         --------                                             --------
Income (loss) before income taxes. .    11,776        (11,675)             101                                                7,912
Provision for income taxes . . . . .     5,573          2,434            8,007            2,782              (8,589)(G)       2,200
                                       -------       --------         --------          -------           ---------        --------
Net income (loss). . . . . . . . . .    $6,203      $ (14,109)       $  (7,906)        $ 18,886           $  (5,268)         $5,712
                                       -------       --------         --------         --------           ---------        --------
                                       -------       --------         --------         --------           ---------        --------
OTHER DATA:
   Income (loss) from operations . . $  11,023      $     (91)       $  10,932         $ 21,547           $   1,848         $34,327
   Depreciation and amortization . .     5,508         15,279           20,787             (748)              5,502          25,541
   Technology license fee to Advance
      Medical(H) . . . . . . . . . .        --             --               --                                  550             550
   Restructuring . . . . . . . . . .        --         17,396           17,396          (17,396)                                 --
   Lease/contract interest income. .     1,921          1,812            3,733                                                3,733
                                       -------       --------         --------         --------           ---------        --------
   Adjusted EBITDA . . . . . . . . . $  18,452      $  34,396        $  52,848         $  3,403           $   7,900         $64,151
                                       -------       --------         --------          -------           ---------        --------
                                       -------       --------         --------          -------           ---------        --------

    See accompanying notes to Pro Forma Condensed Consolidated Statements of
                        Operations and Other Data.

                NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                 STATEMENTS OF OPERATIONS AND OTHER DATA

                                (UNAUDITED)
                          (DOLLARS IN THOUSANDS)

(A) In June 1996, IVAC decided to discontinue River's operations and to divest River's assets. River's primary assets include patents, technologies, trade secrets, inventories and manufacturing equipment.
     As a result of the River Divestiture, pro forma adjustments have been made to eliminate the historical operating results of River and the related income tax impact to IVAC Holdings.

(B) In connection with the Merger, management has performed a review of operating activities of IVAC and IMED and identified duplicative costs that will be eliminated in connection with the Merger. The most significant of these eliminations will be achieved through head count reductions and closure of redundant manufacturing and headquarters facilities.

     Total cost savings resulting from head count reductions, assuming such reductions had occurred at the beginning of each pro forma period, would have been $3,000 for the year ended December 31, 1995 and $2,250 for the nine months ended September 30, 1995 and 1996, and have been allocated to operating expenses as follows:

                                       YEAR ENDED         NINE MONTHS ENDED
                                     DEC. 31, 1995   SEPTEMBER 30, 1995 AND 1996
Selling and marketing.............      $2,600                 $1,950
General and administrative........         400                    300
                                        ------                 ------
                                        $3,000                 $2,250
                                        ------                 ------
                                        ------                 ------

     Due to excess capacity at the manufacturing facilities of both IMED and IVAC, management has decided to consolidate IMED's existing San Diego manufacturing operations at IVAC's San Diego facility. Total cost savings resulting from this facility consolidation, assuming such consolidation had occurred at the beginning of each pro forma period, would have been $6,600 for the year ended December 31, 1995 and $4,950 for the nine months ended September 30, 1995 and 1996.

     In addition, as a result of the head count reductions described above, management has decided to consolidate the headquarters of IMED with IVAC's existing San Diego headquarters. Total cost savings resulting from this consolidation, assuming such consolidation had occurred at the beginning of each pro forma period, would have been $1,000 for the year ended December 31, 1995 and $750 for the nine months ended September 30, 1995 and 1996 and have been allocated to operating expenses as follows:

                                       YEAR ENDED        NINE MONTHS ENDED
                                     DEC. 31, 1995  SEPTEMBER 30, 1995 AND 1996
Selling and marketing.............      $  250                 $187
General and administrative........         500                  375
Research and development..........         250                  188
                                        ------                -----
                                        $1,000                 $750
                                        ------                -----
                                        ------                -----

     Management has identified additional costs savings related to volume discounts expected to be received in connection with the consolidation of suppliers and vendors, as well as planned cost savings related to the consolidation of research and development programs. Estimated cost savings related to these items are not deemed to qualify for pro forma adjustments under Regulation S-X and, accordingly, have been excluded from such adjustments.

               NOTES TO PRO FORMA CONDENSED CONSOLIDATED
          STATEMENTS OF OPERATIONS AND OTHER DATA (CONTINUED)

                              (UNAUDITED)
                        (DOLLARS IN THOUSANDS)

(C) Reflects amortization of increased intangible assets (primarily goodwill) using an estimated useful life of 30 years. No adjustment to cost of sales has been made in the Pro Forma Condensed Consolidated Statements of Operations and Other Data related to the purchase accounting adjustment made to inventory as it will result in a non-recurring increase to cost of sales when such inventory is sold.

(D) Interest income consists of lease/contract interest income and interest income on actual cash balances.

(E) Reflects interest expense related to the borrowings under the New Credit Facility and the Notes:


                                              YEAR ENDED     NINE MONTHS ENDED    NINE MONTHS ENDED
                                            DEC. 31, 1995   SEPTEMBER 30, 1995   SEPTEMBER 30, 1996
New Credit Facility (at an assumed weighted
 average interest rate of 8.7%)(1)...........  $18,673            $14,005              $14,084
Amortization of issuance costs...............      976                732                  732
Notes (at an assumed interest rate of
  10.25%)....................................   17,938             13,453               13,453
Amortization of issuance costs...............      676                507                  507
                                               -------            -------              -------
                                               $38,263            $28,697              $28,776
                                               -------            -------              -------
                                               -------            -------              -------


-------------------
(1) For the year ended December 31, 1995, the nine months ended September 30, 1995 and eight months of the nine months ended September 30, 1996, excludes interest expense related to $11,000 of borrowings under the New Credit Facility used to repay borrowings under the Existing Credit Facility incurred in connection with the repurchase of certain European distribution rights on August 30, 1996.

     A 1/4% change in the actual interest rate applicable to the Notes would change pro forma interest expense by $438 and $328 for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996, respectively.

(F) Reflects elimination of interest expense, including amortization of debt issuance costs in connection with the Refinancing, the Debt Tender Offer and Consent Solicitation (assuming that all Existing Senior Notes are tendered in the Debt Tender and Consent Solicitation) and the Junior Notes
     Repayment:


                                              YEAR ENDED     NINE MONTHS ENDED    NINE MONTHS ENDED
                                            DEC. 31, 1995   SEPTEMBER 30, 1995   SEPTEMBER 30, 1996
IMED Existing Credit Facility...............   $ 1,166            $   884               $ 1,055
IVAC existing credit facility (1)...........     3,286              2,231                 1,188
Existing Senior Notes.......................     1,465                 --                 7,465
Junior subordinated notes of IVAC Holdings..     3,961              2,971                 3,363
Bridge notes of IVAC Medical Systems (2)....    13,131             10,903                    --
                                               -------            -------               -------
                                               $23,009            $16,989               $13,071
                                               -------            -------               -------
                                               -------            -------               -------

-------------------
(1) In addition to interest on the $15,000 of indebtedness outstanding at September 30, 1996 under IVAC's existing credit facility that will be repaid in the Refinancing, the elimination of interest expense related to IVAC includes interest on $14,000 of bank debt which was repaid with the proceeds received from the issuance of the Existing Senior Notes by IVAC Medical Systems during November 1995.

(2) Bridge notes of IVAC Medical Systems were repaid in full with the proceeds from the issuance of the Existing Senior Notes in November 1995. Accordingly, all interest expense and write-off and amortization of debt issuance costs related to the bridge notes have been eliminated in the Pro Forma Condensed Consolidated Statements of Operations and Other Data for the year ended December 31, 1995 and the nine months ended September 30, 1995.

               NOTES TO PRO FORMA CONDENSED CONSOLIDATED
          STATEMENTS OF OPERATIONS AND OTHER DATA (CONTINUED)

                              (UNAUDITED)
                        (DOLLARS IN THOUSANDS)

     Pro forma interest expense does not reflect interest savings attributable to the repayment of approximately $25,000 principal amount of IVAC debt in November 1995 with the proceeds of the sale of IVAC's San Diego manufacturing and office facility. Assuming the sale had occured at January 1, 1995, interest expense would have been reduced by $3,159 and $1,923 for the year ended December 31, 1995 and nine months ended September 30, 1995, respectively.

(G) Reflects adjustment to income tax expense related to the Transactions. The pro forma income tax expense represents the expected taxes on the pro forma pretax income (loss) which is primarily foreign taxes.

(H) Prior to June 30, 1996, Advanced Medical licensed to IMED certain technology rights for $1,100 per year. Because this license fee could not be paid to Advanced Medical as a result of restrictions in the Existing Credit Facility, IMED accrued a liability in respect of such license fee. Effective June 30, 1996 Advanced Medical contributed the underlying technology to IMED. This non-cash charge has been added to income from operations in computing Adjusted EBITDA.